EXHIBIT 99

  For Release-12/11/03
  Contact: Shannan Guthrie
  Public Relations Manager
  717/ 354-3612 or sbguthrie@bbnb.com

       PENNROCK ADDS CPA TO THE BOARD OF DIRECTORS

  Blue Ball, Pa; PennRock Financial Services Corp. (Nasdaq:
  PRFS) has elected Dennis L. Dinger to the Board of Directors. Dinger is a Certified Public Accountant and will serve as an independent board member and a member of PennRock's Audit Committee, effective December 9, 2003. He will also serve as an independent director for Blue Ball National Bank.

  Dinger brings a strong background in commercial banking and accounting to the PennRock board, having spent 14 years with the former Dauphin Deposit Bank & Trust Company serving as its Chief Financial Officer. His presence on the Board will satisfy the requirement of the Sarbanes-Oxley Act which stipulates the a member of the audit committee be an independent director who possesses the skills of a "financial expert."

  Dinger is self-employed as a business consultant with numerous clients throughout central and south-central Pennsylvania. He resides in the Harrisburg area with his wife and three children.

  PennRock Financial Services Corp., headquartered in Blue Ball, PA is a bank holding company with $1.1 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, The National Advisory Group, Inc., and Pension Consulting Services, Inc. Blue Ball National Bank provides a broad range of banking, trust and other financial services to consumers, small businesses and corporations through 17 offices in south-central and southeastern Pennsylvania. The National Advisory Group, Inc. offers asset management and corporate retirement plan administration services to clients in southeastern Pennsylvania, New Jersey and Delaware, and serves as an investment advisor for a family of mutual funds. Pension Consulting Services, Inc. is a third party administrator of retirement plans for small to medium sized businesses and professional corporations. To learn more about PennRock and its subsidiaries, visit www.pennrock.com.

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